Keryx Biopharmaceuticals, Inc. Announces Second Quarter 2012 Financial Results

Keryx to Host Investor Conference Call on Wednesday, August 8, 2012
at 8:30am EDT

NEW YORK, August 7, 2012 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease (the “Company”), today announced its results for the second quarter ended June 30, 2012.

At June 30, 2012, the Company had cash, cash equivalents, interest receivable, and investment securities of $27.2 million, as compared to $39.5 million at December 31, 2011. During the second quarter of 2012, we received an award of approximately $1.5 million, after fees and legal expenses, resulting from a FINRA arbitration against a broker-dealer registered with the Securities and Exchange Commission.

The net loss for the second quarter ended June 30, 2012 was $1.5 million, or $0.02 per share, compared to a net loss of $3.1 million, or $0.05 per share, for the comparable quarter in 2011, representing a decrease in net loss of $1.6 million. The three months ended June 30, 2012 included a non-cash extraordinary gain of $2.6 million related to a write-off of the contingent equity rights liability following the termination of the license agreement for KRX-0401, and a $1.5 million arbitration award, included in interest and other income, net, as discussed above. Other research and development expenses, for the second quarter ended June 30, 2012, decreased by $2.6 million, as compared to the second quarter of 2011, principally related to the termination of the KRX-0401 (perifosine) Phase 3 clinical development program. The second quarter ended June 30, 2011, included license revenue of $5.0 million related to a milestone payment from the Company’s Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. (“JT/Torii”), for their commencement, in April 2011, of a Phase 3 clinical program in Japan.

The net loss for the six months ended June 30, 2012 was $10.6 million, or $0.15 per share, compared to a net loss of $9.5 million, or $0.15 per share, for the comparable period in 2011, representing an increase in net loss of $1.1 million. The six months ended June 30, 2012 included the non-cash $2.6 million extraordinary gain and $1.5 million arbitration award discussed above. The six months ended June 30, 2011 included the $5.0 million milestone payment from JT/Torii discussed above.

On May 4, 2012, the Company executed a License Termination and Technology Transfer Agreement with Aeterna Zentaris GmbH (“Zentaris”), whereby the license agreement for KRX-0401 (perifosine) was terminated, and in exchange for the transfer of the U.S. Investigational New Drug Application, development data, intellectual property and contracts to Zentaris, Keryx will receive a royalty on future net sales, if any, of perifosine in the U.S., Canada and Mexico. Zentaris has assumed all costs related to the Perifosine program going forward.

Ron Bentsur, the Company's Chief Executive Officer, said, “We are well-positioned to complete the Phase 3 long-term study for Zerenex in the fourth quarter of 2012 and we expect to have New Drug Application filings across all three key phosphate binder territories, the U.S., EU and Japan, in the first quarter of 2013. Importantly, we are operating with a well-controlled burn rate, and we believe that our current cash will be sufficient to take us through these key milestones."

The Company will host an investor conference call tomorrow, Wednesday, August 8, 2012, at 8:30am EDT, to discuss the Company’s second quarter financial results and provide a business outlook for the remainder of 2012.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully adjust our strategy and reduce our operating expenses following the May 2012 termination of the KRX-0401 license agreement; our ability, and our Japanese partner's ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); the risk that the data (both safety and efficacy) from the ongoing Phase 3 trials for Zerenex (ferric citrate) will not coincide with the data analyses from previous clinical trials reported by the Company; our ability to meet anticipated development timelines for Zerenex due to clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE:
License revenue	$--	$5,000	$--	$5,000

OPERATING EXPENSES:
Research and development:
Non-cash compensation	73	205	351	464
Other research and development	3,726	6,295	10,848	10,913
Total research and development	3,799	6,500	11,199	11,377

General and administrative:
Non-cash compensation	365	314	733	628
Other general and administrative	1,535	1,404	2,943	2,688
Total general and administrative	1,900	1,718	3,676	3,316

TOTAL OPERATING EXPENSES	5,699	8,218	14,875	14,693

OPERATING LOSS	(5,699)	(3,218)	(14,875)	(9,693)

OTHER INCOME:
Interest and other income, net	1,556	122	1,618	192

LOSS BEFORE EXTRAORDINARY GAIN	(4,143)	(3,096)	(13,257)	(9,501)

EXTRAORDINARY GAIN	2,639	--	2,639	--

NET LOSS	$(1,504)	$(3,096)	$(10,618)	$(9,501)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Before extraordinary gain	$(0.06)	$(0.05)	$(0.19)	$(0.15)
Extraordinary gain	0.04	--	0.04	--
Basic and diluted net loss per common share	$(0.02)	$(0.05)	$(0.15)	$(0.15)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	71,466,740	66,286,615	71,345,873	63,931,209

Balance Sheet Information:

	June 30, 2012	December 31, 2011*
	(unaudited)

Cash, cash equivalents, interest receivable, and short-term investment securities	$27,150	$39,470
Total assets	30,808	43,488
Accumulated deficit	(380,505)	(369,887)
Stockholders’ equity	21,514	31,047

* Condensed from audited financial statements.